DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1996 AND DECEMBER 31, 1995

                                          March 31,      December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  416,087       $  470,517
PROPERTY                                  4,067,811        4,195,138

OTHER ASSETS                                 80,145           31,660

TOTAL                                    $4,564,043       $4,697,315


LIABILITIES AND PARTNERS' EQUITY


LIABILITIES                              $  564,962       $  559,608

PARTNERS' EQUITY:
     General Partners                       (67,777)         (66,391)
     Limited Partners                     4,066,857        4,204,098

  Total partners' equity                  3,999,080        4,137,707

TOTAL                                    $4,564,042       $4,697,315

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995


                                          March 31,         March 31,
                                            1996              1995

REVENUES:

Rental Income                            $  462,690        $  435,171
Interest                                      2,666             3,224
     Total revenues                         465,356           438,395

EXPENSES:

Operating Expenses                          298,867           293,530
General and administrative                   62,692            56,699
     Total expenses                         361,559           350,229


NET INCOME                               $  103,797        $   88,166


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  102,759        $   87,284
    General partners                          1,038               882

TOTAL                                    $  103,797        $   88,166

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     4.28        $     3.64


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1994         ($  61,293)     $4,708,784   $4,647,491

NET INCOME                                 882          87,284       88,166
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

EQUITY AT MARCH 31, 1995              ($62,835)     $4,556,068   $4,493,233

EQUITY AT DECEMBER 31, 1995           ($66,391)     $4,204,098   $4,137,707

NET INCOME                               1,038         102,759      103,797
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

EQUITY AT MARCH 31, 1996              ($67,777)     $4,066,857   $3,999,080


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                       March 31,          March 31,
                                          1996              1995

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 103,797          $  88,166

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         127,328            127,327

    Changes in assets and
	liabilities:

     Increase in other assets            (48,485)           (21,207)
     Increase(Decrease) in
     liabilities:                          5,354             48,866

Net cash provided by
   operating activities                  187,994            243,152

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                           0             (2,976)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (242,424)          (242,424)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      (54,430)            (2,248)

CASH AND CASH EQUIVALENTS:

     At beginning of period              470,517             486,497
     At end of period                  $ 416,087           $ 484,249


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1996, and for the periods ended March 31, 1996, and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at March 31, 1996, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,663,809
        Equipment                                  37,672
        Total                                   9,791,281
        Less: Accumulated Depreciation        ( 5,723,470)
        Property - Net                       $  4,067,811

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.